EXHIBIT 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made and entered into as of October 23, 2013 (the “Agreement Date”), by and between HERITAGE FINANCIAL CORPORATION (“HFWA”) and JOHN L. WAGNER (“Mr. Wagner,” and together with HFWA, the “Parties”).

A. Mr. Wagner is currently the President and CEO of Washington Banking Company (“WBCO”).

B. Pursuant to an Agreement and Plan of Merger, dated as of October 23, 2013, by and between HFWA and WBCO (the “Merger Agreement”), WBCO will be merged with and into HFWA (the “Merger”).

C. In connection with the Merger, Mr. Wagner will cease to be the President and CEO of WBCO as of the Effective Time (as defined in the Merger Agreement).

D. HFWA desires to engage Mr. Wagner as a consultant following the Effective Time pursuant to the terms of this Agreement and Mr. Wagner desires to be engaged by HFWA pursuant to such terms.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants of the Parties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby expressly covenant and agree as follows:

Section 1. Services; Payment for Services.

(a) Services. Mr. Wagner shall provide such services to HFWA as may be reasonably requested by HFWA with respect to assisting in the maintenance and retention of important customer and employee relationships with WBCO and HFWA and assisting in and advising on mergers and acquisitions activities, in each case following the Merger (collectively, “Services”). If the Merger Agreement is terminated, this Agreement shall be null and void.

(b) Payment for Services. HFWA shall pay Mr. Wagner during the term of this Agreement a fee of $500,000, for the Services (the “Fees”), payable in three installments in the amount of $250,000 immediately following the Effective Time, $150,000 as of the first anniversary of the Effective Time and $100,000 as of the second anniversary of the Effective Time; in each case provided that Mr. Wagner has not violated the terms of the restrictive covenants set forth in Exhibit A.

Section 2. Term and Termination.

(a) General. This Agreement and Mr. Wagner’s obligation to provide Services shall begin following the Effective Time and shall terminate as of the third anniversary of the Effective Time.

(b) Termination Rights. Each Party shall have the right to terminate this Agreement at any time for any reason or no reason by providing written notice to the other Party. No minimum notice period is required.

(c) Effect of Termination. If this Agreement is terminated by HFWA or due to Mr. Wagner’s death, HFWA shall pay Mr. Wagner (or his estate) the balance of Fees that would have been paid through the end of the term of the Agreement. If this Agreement is terminated by Mr. Wagner, HFWA shall have no further obligation to make any further payments hereunder.

Section 3. Independent Contractor. Mr. Wagner shall be treated as an independent contractor and shall not be entitled to any pension, profit sharing, insurance, or other employee or “fringe” benefits from HFWA. HFWA shall not withhold any payroll or employment taxes paid with respect to any payments made to him under this Agreement. Payments to Mr. Wagner shall be reported to the IRS on a Form 1099. Mr. Wagner shall file all tax returns and reports required to be filed with respect to the payments on the basis that Mr. Wagner is an independent contractor.

Section 4. Confidentiality, Non-Competition, Non-Solicitation. Mr. Wagner acknowledges and agrees to be subject to the restrictive covenants in Exhibit A to this Agreement. This Section 4 shall survive the termination of this Agreement.

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IN WITNESS WHEREOF, HFWA has caused this Agreement to be executed in its name and on its behalf, and Mr. Wagner acknowledges understanding and acceptance of, and agrees to, the terms of this Agreement, all as of the Agreement Date.

HERITAGE FINANCIAL CORPORATION

By:	/s/ Brian Vance
Print Name: Brian Vance
Title: President & CEO

JOHN L. WAGNER

By:	/s/ Jack L. Wagner
Print Name: Jack L. Wagner

CONSULTING AGREEMENT

EXHIBIT A

Section 1. Confidentiality. Mr. Wagner shall hold in confidence and not directly or indirectly disclose any records, data, trade secrets, and information that are not available to the public regarding HFWA and its subsidiaries and affiliates to third parties unless in connection with the performance of Services.

Section 2. Non-competition and Non-solicitation Covenants. Mr. Wagner shall not, for a period beginning with the Effective Time and ending on the third anniversary of the Effective Time (the “Restricted Period”), directly or indirectly compete with the business of HFWA, including, without limitation, by doing any of the following in an area that encompasses a 25-mile radius from each banking and other office location of HFWA and its subsidiaries and affiliates, as in effect during the Restricted Period (the “Restricted Area”):

(a) Engage or invest in, own, manage, operate, control, finance, participate in the ownership, management, operation, or control of, be employed by, associate with, or in any manner be connected with, serve as an employee, officer, or director of or consultant to, any person or entity that owns or operates a bank, savings and loan association, credit union, or similar financial institution with any office located within the Restricted Area;

(b) Solicit or induce any employee of HFWA or its subsidiaries to terminate employment; or

(c) Solicit the business of any person or entity that is a customer of HFWA or its subsidiaries, where Mr. Wagner had personal contact with, or access to confidential information of, such person or entity.

Section 3. Remedies for Breach. Mr. Wagner has reviewed the provisions of this Agreement with legal counsel, or has been given adequate opportunity to seek such counsel, and Mr. Wagner acknowledges that the covenants contained herein are reasonable with respect to their duration, geographical area, and scope. Mr. Wagner further acknowledges that the restrictions contained in this Agreement are reasonable and necessary for the protection of the legitimate business interests of HFWA and that they create no undue hardships. In the event of any violation or threatened violation of the restrictions contained in this Agreement, HFWA, in addition to and not in limitation of, any other rights, remedies, or damages available to HFWA under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent any such violation by Mr. Wagner, to cease making any additional payments of Fees, and Mr. Wagner shall be obligated to repay to the HFWA any such Fees previous paid to Mr. Wagner pursuant to this Agreement.